Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REDUCE HIGH COST DEBT BY AN ADDITIONAL $500 MILLION

NEW YORK – April 2, 2012 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem $500 million of its 7% Series C Senior Unsecured Notes (Notes) maturing in 2017. Following this redemption, approximately $3.6 billion principal amount of the Notes maturing in 2017 and approximately $3.1 billion principal amount of the Notes maturing in 2016 will remain outstanding.

“We will continue to eliminate or refinance our remaining high-cost debt as we work to further improve our funding profile," said John A. Thain, Chairman and Chief Executive Officer.

Including the redemption announced today, as well as the approximately $1.6 billion redemption of 7% Series C Senior Unsecured Notes maturing in 2015 the Company announced on March 15, 2012, CIT will have eliminated or refinanced approximately $24 billion of high cost debt since the beginning of 2010.

The Company has provided a redemption notice for the Notes to the trustee and intends to complete the redemption announced today on May 2, 2012. As provided under the terms of the Notes, the Company will redeem the outstanding principal balance at par and will be redeemed on a pro-rata basis among all of the 2017 Notes.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank, BankOnCIT.com, its primary bank subsidiary and an FDIC-insured online bank which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com